Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-273159) on Form F-3 of our reports dated June 24, 2025, with respect to the consolidated financial statements and financial statement schedule II of ORIX Corporation and its subsidiaries, and the effectiveness of internal control over financial reporting.

KPMG AZSA LLC

Tokyo, Japan

June 24, 2025

15.1-1